Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Lynda L. Glass

717.339.5085

ACNB CORPORATION DECLARES

THIRD QUARTER CASH DIVIDEND

GETTYSBURG, PA, July 22----The Board of Directors of ACNB Corporation recently approved the issuance of the regular quarterly dividend.  The cash dividend of $.19 per share is payable on September 15, 2008, to shareholders of record on August 29, 2008.  With this third quarter dividend, the regular quarterly dividends paid to shareholders for the first nine months of 2008 will total $.57 per share.  This per share amount will result in aggregate dividend payments of more than $3.4 million to ACNB Corporation shareholders for the first three quarters of 2008.

In comparison to a year ago, ACNB Corporation also paid a $.19 dividend per share in the third quarter of 2007, as restated due to the 5% common stock dividend issued on December 14, 2007.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, Adams County National Bank serves its marketplace via a network of eighteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA, as well as a Chambersburg Loan Office in Franklin County, PA.  Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the Newville, Cumberland County, PA, area.  Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with licenses in thirty-three states, including Pennsylvania and Maryland, and an office in Westminster, Carroll County, MD.  On June 30, 2008, total assets of ACNB Corporation were $931 million.

MORE…

ACNB Corporation

Press Release

2008 Third Quarter Dividend

July 22, 2008

In addition to historical information, this press release may contain forward-looking statements.  Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas.  Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy.  Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations.  Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements.  They only reflect management’s analysis as of this date.  The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances.  Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

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ACNB #2008-13

July 22, 2008